EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") made as of the 23th day of March, 2009 by and between ACURA PHARMACEUTICALS, INC., a New York corporation (the "Company"), with an administrative office at 616 N. North Court, Suite 120, Palatine, IL  60067 and GARTH BOEHM, Ph.D., residing at 530 Mountain Avenue, Westfield, NJ 07090 (the "Employee").

WITNESSETH

WHEREAS, the Company desires to employ the Employee to engage in such activities and to render such services as are required under the terms and conditions hereof and the Company's Board of Directors has authorized and approved the execution of this Agreement; and

WHEREAS, the Employee desires to be employed by the Company under the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.     Employment, Duties, Responsibilities, Office Location, Travel, and Acceptance.

1.1           Duties and Responsibilities.  Commencing on the Commencement Date (as defined below) the Company shall employ the Employee for the Term (as herein defined), to render exclusive and full-time paid services (as herein defined) as the Company's Vice President of Modified Release Dosage Form Development.  The Employee's duties and responsibilities shall include (i) in conjunction with Company's outside patent counsel, evaluating the Company's issued patents and filed patent applications; (ii) developing, authoring, and/or co-authoring new patent applications intended to encompass and protect commercially viable pharmaceutical products with abuse deterrent features and benefits; (iii) reviewing draft patent applications authored by other Company staff; (iv) in conjunction with Company patent counsel, evaluating competitive patents and published patent applications for freedom to operate and other relevant considerations; (v) evaluating technical aspects of competitive and potentially competitive products in development with abuse deterrent features and benefits; and (vi) collaborating with the Company's technical staff regarding development of new modified-release oral solid dosage forms with abuse deterrent features using previously approved active and inactive pharmaceutical ingredients.  In connection therewith, commencing on the Commencement Date the Employee shall perform the duties and responsibilities set forth here-in and others as may be further reasonably and customarily requested by the Chief Executive Officer (CEO) (collectively, the "Services"), to whom the Employee shall report and to use his commercially reasonable best efforts, skill and abilities to promote the interests of the Company and its subsidiaries.  For purposes hereof, “Commencement Date” shall mean May 4th, 2009, unless the Company and the Employee expressly agree in writing to another date, in which case such other date shall be deemed the Commencement Date.

1.2           Office Location and Travel.  The Employee shall perform the Services from his home office.  In addition, the Employee may be required to travel from time-to-time to the Company's Culver, IN research, development, and manufacturing facility, and Palatine, IL administrative office, offices of the Company's existing and potentially new legal counsel currently located in Newark, NJ (general and SEC counsel), Philadelphia, PA (patent counsel), Washington, DC (regulatory counsel), existing and potentially new licensees (currently including King Pharmaceuticals, Inc.) Bridgewater, NJ, RTP, NC, and Bristol, TN, existing and potentially new contract research organizations, contract manufacturing organizations, and contract laboratory service providers, Company board of directors and staff meetings and such other locations as shall be required as the CEO shall determine to be in the best business interests of the Company.

1.3           Acceptance.  The Employee hereby accepts such employment and agrees to render the Services described in Section 1 hereof.

2.     Term of Employment.   The term of the Employee’s employment under this Agreement shall commence on the Commencement Date of this Agreement and shall expire twenty-four months thereafter (the “Initial Term”), unless sooner terminated pursuant to Section 6 of this Agreement; provided, however, that the term of the Employee’s employment hereunder shall automatically be extended for successive one (1) year periods (each, a “Renewal Period” and together with the Initial Term, the “Term”) unless either the Company or the Employee provides written notice of non-renewal of the Employee’s employment with the Company ninety (90) days prior to the expiration of the Initial Term or any Renewal Period.

3.     Compensation.  In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive from the Company the following compensation:

(a)           Base Salary.  The Company shall pay the Employee an aggregate base salary at the initial annual rate of Two Hundred Sixty-Five Thousand Dollars ($265,000) (the "Base Salary"), commencing on the Commencement Date and payable in equal weekly installments, or other periods at the Company's discretion, less such deductions or amounts to be withheld as shall be required by applicable laws and regulations.  The Employee’s Base Salary shall be reviewed at least annually and be subject to increase by the Board of Directors of the Company in its sole and absolute discretion.

(b)           Annual Bonus.  The Employee will be eligible to receive from the Company an annual bonus (the “Bonus”) in the amount of up to thirty-five percent (35%) of the Employee’s then current annual Base Salary during such calendar year (with eligibility prorated for calendar year 2009 from the Commencement Date to December 31, 2009).  The Bonus will be based upon the relative achievement of such targets, conditions or parameters (the “Bonus Criteria”) as will be agreed upon by the Employee and the Board of Directors or the Compensation Committee of the Board of Directors of the Company.  The Bonus shall be paid at the same time as the bonuses are paid to other executive officers of the Company, but in any event within seventy five (75) days following the end of each calendar year for which the Employee is awarded a Bonus which has been approved and authorized by the Board of Directors to be paid.  Except as provided in Section 7, Employee must be actively employed by the Company on the date that the Bonus is paid to be eligible for such Bonus.

(c)           Business Expenses.  The Company shall pay or reimburse the Employee for all reasonable expenses which are in accordance with the Company’s expense policy in force from time to time and which are actually incurred or paid by the Employee during the Term in the performance of his Services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.  Such expenses shall include, but not be limited to, business travel, related meals and lodging for overnight stays, home office supplies, cell phone and home telephone line, internet service provider, laptop computer and associated software, and home printer and associated supplies.

4.	Additional Benefits.

(a)           Insurance and Retirement Plans.  The Employee shall be entitled to medical, dental, disability, and life insurance and retirement plan benefits for which he may be eligible as adopted from time to time by the Company's Board of Directors in its sole and absolute discretion for the benefit of employees of the Company.

(b)           Stock Options.  Upon the Commencement Date, the Employee shall be granted stock options to purchase 96,000 shares of the Company’s common stock (the "Commencement Date Option") at an exercise price per share equal to the last sale price as reported by the NASDAQ Capital Market of the Company’s common stock on the trading day immediately preceding the Commencement Date.  The Commencement Date Option shall vest and be exercisable at the rate of 4,000 shares on the last day of each calendar month during the Initial Term.  The Commencement Date Option shall be evidenced by the Stock Option Agreement substantially in the form of Exhibit A attached hereto and governed by the Company’s 2008 Stock Option Plan.  The Employee will also be eligible in the future to receive stock option grants based on performance or on achievement milestones as determined by the Board of Directors or the Compensation Committee.  The Commencement Date Option and any other stock option granted to the Employee by the Company during the Term are referred to herein collectively as the “Options”.

(c)  Restricted Stock Units.  Upon the Commencement Date, the Company shall grant to the Employee a Restricted Stock Unit Award for 24,000 shares of the Company’s common stock (the “Commencement Date Restricted Stock Units”).  The Commencement Date Restricted Stock Units shall vest at the rate of 1,000 restricted stock units on the last day of each calendar month during the Initial Term.  The Commencement Date Restricted Stock Units shall be evidenced by the Restricted Stock Unit Award Agreement substantially in the form of Exhibit B attached hereto and governed by the Company’s 2005 Restricted Stock Unit Award Plan.  The Commencement Date Restricted Stock Units and any other restricted stock units granted to the Employee by the Company during the Term are referred to herein collectively as “Restricted Stock Units”.

5.      Vacation.  The Employee shall be entitled to four weeks of vacation during each calendar year of the Term (pro-rated for calendar year 2009) to be taken at a time or times mutually agreed upon by the Employee and the Company; provided, however, that not more than one week of accrued but unused vacation period may be carried over to the calendar year immediately following the calendar year in which such vacation was to be taken, unless otherwise required by applicable law.  The Company acknowledges the Employee will be travelling to South East Asia for two (2) weeks in June 2009.

6.	Termination.

6.1           Death.  If during the Term the Employee shall die, the Employee’s employment under this Agreement shall terminate as of the date of the Employee's death.  Upon such termination under this Section 6.1 the Company shall pay to or for the benefit of the Employee to such person or persons as the Employee shall designate by notice to the Company from time to time or, in the absence of such designation, the Employee’s spouse (the “Employee’s Designees”), in a lump sum in cash within thirty (30) days from the date of the Employee's death the accrued but unpaid portion of the Base Salary payable hereunder through the date of death, and any accrued and unpaid vacation.  Except as set forth in any Stock Option Agreements and Restricted Stock Unit Award Agreements, the Company shall not have any further obligations to provide the Employee with any further payments, benefits, or remuneration upon a termination under this Section 6.1.

6.2           Disability.  In the event of the Employee’s "mental or physical disability" (as defined herein) which continues for (i) a period of longer than sixty (60) consecutive days, (ii) such periods aggregating one hundred twenty (120) days during any 365 consecutive days, or (iii) such additional period as may be required by law, such that the Employee is unable to substantively perform the essential functions of his position for said periods even with reasonable accommodation if necessary, the determination of which shall be confirmed by the Board of Directors in the manner hereinafter provided, this Agreement shall terminate upon thirty (30) days' prior written notice to the Employee from the Company (the "Disability Termination Date").  The Company shall continue to pay to the Employee during the period of his mental or physical disability the Base Salary provided in Section 3 of this Agreement and provide the benefits described herein; provided, however, that the Base Salary shall be reduced by any disability insurance payments paid to the Employee by a policy paid for by the Company.  On the Disability Termination Date, (a) the Employee’s Base Salary shall cease, and (b) the Company shall pay to the Employee, in a lump sum in cash, any accrued and unpaid vacation.  As used herein, the term "mentally or physically disabled" shall mean any mental or physical condition that precludes the Employee from being able to perform the essential functions of his duties and responsibilities even with reasonable accommodation if necessary.  The Company may require the Employee to undergo an independent medical examination by a reputable health care professional of the Company’s selection as part of its determination of whether the Employee is mentally or physically disabled.  The Employee hereby consents to, and agrees to make himself available for, such examination.  Except as set forth in any Stock Option Agreements and Restricted Stock Unit Award Agreements, the Company shall not have any further obligations to provide the Employee with any further payments, benefits, or remuneration upon a termination under this Section 6.2.

6.3           Termination for Cause.  The Company may at any time during the Term, by written notice, and after affording the Employee the opportunity to be heard in person by the Board of Directors, terminate this Agreement and discharge the Employee for "Cause", whereupon the Company's obligation to pay compensation or any other amounts payable hereunder to or for the benefit of the Employee shall terminate on the date of such discharge except for accrued and unpaid Base Salary and expenses to the date of discharge.  For purposes of this Agreement, the term "Cause" shall mean:  (i) any act of the Employee’s constituting willful misconduct which is materially detrimental to the Company’s best interests, including misappropriation of, or intentional damage to, the funds, property, business or reputation of the Company; (ii) conviction of a felony or of a crime involving moral turpitude or conviction of any crime involving dishonesty or fraud;; (iii) material failure of the Employee to perform his duties in accordance with this Agreement after written notice to the Employee by the Board of Directors specifying such failure and giving the Employee fourteen (14) days to correct the defects in performance; or (iv) breach by the Employee of any material provision hereof which, if capable of remedy, remains unremedied for more than fourteen (14) days after written notice.  In the event the Employee is terminated by the Company for Cause or if the Employee resigns other than for Good Reason (as defined in Section 6.5), the Employee shall be entitled to exercise the vested portion of the Options within forty (40) days of such termination or resignation.  At the expiration of such forty (40) day exercise period, the unexercised Options shall terminate.  Except as set forth in any Stock Option Agreements and Restricted Stock Unit Award Agreements, the Company shall not have any further obligations to provide the Employee with any further payments, benefits, or remuneration upon a termination under this Section 6.3.

6.4           Termination Without Cause.  The Company may terminate the Employee's employment with the Company at any time "without Cause", upon thirty (30) days' written notice to the Employee.  A termination "without Cause" shall mean a termination of the Employee's employment other than due to death, disability or for Cause as provided in Sections 6.1, 6.2, and 6.3, respectively.

6.5           Termination by the Employee for Good Reason.  The Employee may terminate his employment for "Good Reason", upon thirty (30) days' written notice to Company.  "Good Reason" shall mean a termination of employment by the Employee following, without the Employee's express prior written consent:  (i) any material diminution in the Employee's duties, status, offices, reporting requirements, or job title, except in connection with termination of the Employee's employment for Cause as provided in Section 6.3 or death or disability as provided in Sections 6.1 and 6.2 provided that the Employee has given the Company written notice of the alleged basis for Good Reason and such basis remains uncured after twenty (20) day following the Company's receipt of the notice; (ii) the failure of the Company timely to pay the Employee's salary, bonus or benefits due the Employee or any material breach by the Company of this Agreement, provided that the Employee has given the Company written notice of the alleged basis for Good Reason and such basis remains uncured after twenty (20) day following the Company's receipt of the notice; (iii) any change in the Company's pay plan or employment agreement with the Employee that results in a material diminution of the Employee's annual Base Salary or eligible Bonus amounts provided that the Employee has given the Company written notice of the alleged basis for Good Reason and such basis remains uncured after twenty (20) day following the Company's receipt of the notice; (iv) notice by the Company to not renew this Agreement pursuant to Section 2, or (v) the failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement.  Employee must provide notice of termination for Good Reason within thirty (30) days of the date Employee becomes aware of grounds for such termination.

6.6           Payment Upon Termination Without Cause or for Good Reason.

(a)           Cash Payments and Severance.  In the event of a termination without Cause or for Good Reason the Company shall pay the Employee, subject to applicable withholdings and deductions:

(i) each of the following amounts (x) the Employee’s accrued and unpaid Base Salary through and including the date of termination; (y) the Employee’s then accrued and unused vacation through and including the date of termination; and; (z) the Employee’s then accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination and assuming full achievement of the Bonus Criteria for such year, based on the number of days that the Employee remained in the employ of the Company during the year for which the Bonus is due.  The payments provided in subsections (x), (y) and (z) shall be paid in a single lump sum in cash within thirty (30) days after the date of termination; and

(ii) one (1) year of the Employee's Base Salary in effect immediately prior to the date of termination (”Severance Pay”). The amount of such Severance Pay together with the payment under 6.6(a)(i)(z) that does not exceed the Applicable Limit, shall be paid in equal monthly installments over the Severance Period (as defined in Section 6.6(b)).  To the extent the Severance Pay together with the payment under Section 6.6(a)(i)(z) exceeds the Applicable Limit, (A) one-half of the amount exceeding the Applicable Limit shall be paid six months and one day after the date of termination, and (B) one-half of the amount exceeding the Applicable Limit shall be paid in six equal monthly installments commencing with the seventh month after the date of termination.  The Applicable Limit is the amount which may not be exceeded as specified in Treasury Regulation 1-.409A-1(b)(iii)(A) (generally the lesser of  $490,000 (for 2009) and two times Employee’s compensation).

(b)           Insurance Benefits.  In the event of a termination without Cause or for Good Reason, for twelve (12) months from the date of such termination (the “Severance Period”), the Employee will, at the Employee’s option, (i) continue to receive all insurance benefits to which he was entitled pursuant to Section 4(a) of this Agreement as of the date of termination including continued medical, dental, disability, and life insurance coverage on terms substantially as in effect on the date of termination, subject to the payment by the Employee of all applicable employee contributions, or (ii) receive a payment in cash following his termination without Cause or for Good Reason representing the value of such continued benefits, plus any income tax payable by the Employee on such value.  The amount provided in subsection (ii) shall be paid (A) in a single lump sum payment within thirty (30) days of the date of termination if such termination is by the Company without Cause, and (B) in a single lump sum payment six months and one day following the date of termination if such termination is by the Employee for Good Reason.  If the Employee elects option (i) above and for any reason at any time the Company is unable to treat the Employee as being or having been an employee of the Company under any benefits plan in which he is entitled to participate and as a result thereof the Employee receives reduced benefits under such plan during the period that the Employee is continuing to receive payments pursuant to this Section 6.6(b), then the Company shall provide the Employee with such benefits by direct payment or, at the Company’s option, by making available equivalent benefits from other sources.  During the Severance Period, the Employee shall not be entitled to receive salary and/or benefits except as provided herein and shall not be entitled to participate in any employee benefit plan of, or receive any other benefit from, the Company that is introduced after the date of termination, except that an appropriate adjustment shall be made if such new employee benefit or employee benefit plan is a replacement for or amendment to an employee benefit or employee benefit plan in effect as of the date of termination.

(c)           Stock Options.  In the event of a termination without Cause or for Good Reason, the Company shall accelerate fully the vesting of any outstanding Options granted to the Employee and the Employee shall be entitled to exercise his vested Options for twelve (12) months following the date of termination without Cause or resignation for Good Reason.  At the expiration of such twelve (12) month period, all Options shall terminate.

(d)           Restricted Stock Units.  In the event of a termination without Cause or for Good Reason, the terms of the Company’s 2005 Restricted Stock Unit Award Plan and the Restricted Stock Unit Award Agreement(s) between the Company and the Employee issued pursuant to the 2005 Restricted Stock Unit Award Plan shall govern the vesting and distribution relating to any Restricted Stock Units.

(e)           The Company shall not have any further obligations to provide the Employee with any further payments, benefits, or remuneration upon a termination without Cause of for Good Reason.

6.7           Change of Control.  In the event that (i) a Change of Control (as hereinafter defined) occurs during the Term and (ii) the Employee's employment with the Company is terminated without Cause or for Good Reason, the Employee shall be entitled to the accrued salary, unused vacation, bonus, Severance Pay, benefits, and stock option treatment as are provided in Sections 6.6(a), (b), and (c) above, except, that the Severance Pay shall be payable in a lump sum in cash (x) within thirty-one (31) days after the date of such termination; provided such termination occurs within two years after the Change of Control and such Change of Control meets the requirements for a “change of control” under Section 409A of the Code, or (y) six months and one day after such termination if the requirements of subsection (x) are not met.  The Employee shall give the Company not less than sixty (60) days' prior written notice of a termination of employment with the Company following a Change of Control transaction if the Employee is terminating for Good Reason.  Notwithstanding any language to the contrary contained in any Option agreement with the Employee, the Employee shall be entitled to exercise his vested Option shares for twelve (12) months following the date of termination without Cause or resignation for Good Reason.  At the expiration of such twelve (12) month period, all Options shall terminate.  For purposes of this Section 7.7, the term "Change of Control" means the occurrence of any of the following, in one or a series of related transactions: (v) the sale or transfer of fifty percent (50%) or more of the Outstanding Shares of the Company to any person or entity other than (i) a transfer to a wholly-owned subsidiary of the Company, or (ii) a transfer by a holder or holders of the Company's common stock or convertible securities as of the date hereof to Affiliates (as defined below); or (w) the sale, lease or other transfer of all or substantially all of the assets or earning power of the Company to any person or entity other than (i) to a wholly-owned subsidiary of the Company, (ii) to an Affiliate whereby the purpose or effect of such transfer is to provide for the transfer by a holder or holders of the Company’s common stock or convertible securities as of the date hereof of such holders’ direct or indirect interests in the assets of the Company to Affiliates and so long as such transfer does not result in a transaction described by one of the other clauses of this paragraph of Section 6.7, or (iii) the license of all or any portion of the Company’s Aversion® Technology and product related assets, in one or more transactions; or (x) merger, consolidation, reorganization, recapitalization, share exchange, business combination or a similar transaction which results in any person or entity (other than the persons who are shareholders or security holders of the Company immediately prior to such transaction (or their Affiliates as of the date of such transaction)) owning fifty percent (50%) or more of the Outstanding Shares or combined voting power of the Company; or (y) merger, consolidation, reorganization, business combination or a similar transaction in which the Company is not the surviving entity; or (z) a transaction commonly known as “going private” whereby the Company engages one or a series of transactions which results in the Company not being required to file periodic reports with the Securities and Exchange Commission, unless the Employee is a participant in such transaction. "Outstanding Shares" shall mean the total number of common shares and common share equivalents of the Company outstanding at the time the Change of Control, including, without limitation, shares of common stock underlying debentures, preferred stock, options, warrants and other convertible securities.  "Affiliate" shall mean (i) any person or entity controlling, controlled by or under the common control of the existing holders of common stock or convertible securities of the Company and (ii) any partner, shareholder or member of the existing holders of common stock or convertible securities of the Company.  For the purposes hereof, “control” shall mean the direct or indirect ownership of at least fifty (50%) percent of the outstanding shares or other voting rights of the subject entity or if it possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such other entity.  In the event that the Employee resigns or terminates his employment following a Change of Control as described above, the Employee acknowledges and agrees that upon the request of the Company, he will execute and deliver a release in customary form releasing all claims of the Employee arising out of his employment with the Company except for the obligations of the Company under this Agreement.

7.      Protection of Confidential Information.  In view of the fact that the Employee's work for the Company will bring him into close contact with all the confidential affairs thereof, and plans for future developments, the Employee agrees to the following:

7.1           Secrecy.  During the Term and after the date of termination of the Employee’s employment, to preserve the confidential nature of, and not use, disclose, reveal, or make accessible to anyone other than the Company’s officers, directors, employees, consultants or agents, otherwise than within the scope of his employment duties and responsibilities hereunder, any and all documents, information, knowledge or data of or pertaining to the Company, its subsidiaries or affiliates, including, without limitation, the Aversion® Technology, or pertaining to any other individual, firm, corporation, partnership, joint venture, business, organization, entity or other person with which the Company or any of its subsidiaries or affiliates may do business during the Term (including licensees, licensors, manufacturers, suppliers and customers of the Company or any of its subsidiaries or affiliates) and which is not in the public domain, including trade secrets, "know how", names and lists of licensees, licensors, manufacturers, suppliers and customers, development plans or programs, statistics, manufacturing and production methods, processes, techniques, pricing, marketing methods and plans, specifications, advertising plans and campaigns or any other matters, and all other confidential information of the Company, its subsidiaries and affiliates (hereinafter referred to as "Confidential Information").  The restrictions on the disclosure of Confidential Information imposed by this Section 7.1 shall not apply to any Confidential Information that was part of the public domain at the time of its receipt by the Employee or becomes part of the public domain in any manner and for any reason other than an act by the Employee, unless the Employee is legally compelled (by applicable law, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such Confidential Information, in which event the Employee shall provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, the Employee shall exercise reasonable efforts in good faith to obtain assurance that confidential treatment will be accorded such Confidential Information.

7.2           Return Memoranda, etc.  The Employee hereby agrees to deliver promptly to the Company on termination of his employment, or at any other time the Company may so request, all memoranda, notes, records, email records, reports, manuals, drawings, blueprints and other documents (and all hard and soft copies thereof) relating to the Company's business and all property associated therewith, which the Employee may then possess or have under his control.

7.3           Non-competition.  Provided that this Agreement has not been breached by the Company, the Employee agrees that he shall not at any time prior to one (1) year after the expiration or termination of his employment with the Company for any reason, whether voluntary or involuntary own, manage, operate, be a director or an employee of, or a consultant to or provide any services, consultation or advice to any person, business, corporation, partnership, trust, limited liability company or other firm or enterprise ("Person") which is engaged in marketing, selling or distributing products or in developing product candidates in the United States which contain technology meant to achieve all or some of the same effects as the Company’s Aversion® Technology or are potentially competitive with: (a) the Company’s products or product candidates in development or (b) its licensee’s products or product candidates in development that contain Aversion® Technology or any similar abuse deterrent technology.  For avoidance of doubt, product candidates are as evidenced by the current written product development plan and/or business plan of the Company at the time of termination of the Employee's employment and/or described in the Company’s most recent filing on Form 8-K, Form 10-K or Form 10-Q with the Securities and Exchange Commission as of the date of the termination of the Employee’s employment.  If any of the provisions of this section, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions.  If any of the provisions of this section, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable.  In the event  that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided for herein in the courts of  any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.4           Injunctive Relief.  The Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 7.1, 7.2, or 7.3 hereof will cause irreparable injury and incalculable harm to the Company, and the Company shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach.

7.5           Expenses of Enforcement of Covenants.  In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Section 7.1, 7.2 or 7.3, hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

7.6           Non-Solicitation.  The Employee covenants and agrees not to (and not to cause or direct any Person to) hire or solicit for employment any employee of the Company or any of its subsidiaries or affiliates.  The prohibitions of this Section 7.6 shall apply (i) for six (6) months following the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason, prior to a Change of Control, (ii) for twelve (12) months following the termination of the Employee’s employment for Cause, prior to a Change of Control, or (iii) for twenty-four (24) months following a Change of Control.

7.7           Assignment of Inventions.  All discoveries, inventions, improvements and innovations, whether patentable or not (including all data and records pertaining thereto), which Employee may invent, discover, originate or conceive during the Term of this Agreement and which directly relate to the business of the Company or any of its subsidiaries as described in the Company’s filings with the Securities and Exchange Commission, shall be the sole and exclusive property of the Company.  Employee shall promptly and fully disclose each and all such discoveries, inventions, improvements or innovations to the Company.  Employee shall assign and hereby does assign to the Company his entire right, title and interest in and to all of his discoveries, inventions, improvements and innovation described in this Section 7.7 and any related U.S. or foreign patent and patent applications, shall execute any instruments reasonably necessary to convey or perfect the Company’s ownership thereof, and shall assist the Company in obtaining, defending and enforcing its rights therein.  The Company shall bear all expenses it authorizes to be incurred in connection with such activity and shall pay the Employee reasonable compensation for time spent by the Employee in performing such duties at the request of the Company after the termination of his employment, for a period not to exceed three (3) years.

8.         Indemnification.  Except as provided below, the Company will defend, indemnify and hold harmless the Employee, to the maximum extent permitted by applicable law and the by-laws of the Company, against all claims, costs, charges and expenses incurred or sustained by him in connection with any action, suit or other proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate thereof.  Furthermore, the Company hereby represents that it will maintain during the Term, Directors and Officers insurance coverage in the amount of at least Ten Million Dollars ($10,000,000), provided that such ten million dollars is payable exclusively for claims against the directors and officers of the Company and not for claims against the Company.  Nothing herein shall require the Company to defend, indemnify and/or hold harmless, or maintain insurance coverage for, the Employee against any claims by former employers or companies to whom Employee previously provided services, consultation, or advice,  including, without limitation, the Consulting Agreement discussed in Section 9 below, alleging that Employee's performance under this Agreement violates any contractual, legal, or other duties allegedly owed by Employee to them.

9.         Warranties and Covenants.  The Employee hereby warrants that except for a certain consulting agreement between the Employee and Alpharma as described by the Employee to the CEO, (the “Consulting Agreement”), as of the date hereof the Employee is not a party to any other employment contract, express or implied and as of the Commencement Date will not be employed by or acting as a consultant to any person or entity (other than the Company).  The Employee warrants that he has no obligation, contractual, legal, or otherwise, which would prevent him from accepting the Company’s offer of employment under the terms of this Agreement, from complying with its provisions, or from fully performing the duties and responsibilities of his position under this Agreement.  The Employee warrants that he will not utilize or disclose during his employment hereunder any confidential or other proprietary information obtained through or in connection with his prior employment or consulting services.  The Employee warrants that he knows of no reason why he would not be able to perform his obligations under this Agreement.  The Employee warrants that he has duly executed and delivered this Agreement and it is valid, binding and enforceable against the Employee in accordance with its terms. The Employee covenants that (i) he will promptly terminate the Consulting Agreement in accordance with the termination and notice provisions contained therein, and in any event complete the termination of the Consulting Agreement not later than ninety (90) days from the date of this Agreement, and (ii) he will not act as an employee or consultant to any person or entity during the Term, except for any transitional consulting services provided under the Consulting Agreement pending its termination or (iii) as authorized by the CEO.  The Company warrants to the Employee that this Agreement has been duly approved and authorized by its Board of Directors, that this Agreement has been duly executed and delivered on behalf of the Company and that this Agreement is valid, binding and enforceable against the Company in accordance with its terms.

10.               Notices.  All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally, or transmitted via facsimile, or transmitted via a pdf copy attached to an email, with confirmation of facsimile or pdf copies delivered by overnight delivery via FedEx or similar carriers, to the parties at their respective addresses herein above set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

11.  General.

11.1           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

11.2           Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

11.4           Assignability.  This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

11.5           Amendment.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.6           Counterparts.  This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

11.7           Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain  binding in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACURA PHARMACEUTICALS, INC.

	By:	/s/ Andrew D. Reddick
Andrew D Reddick
President and Chief Executive Officer

WITNESS:	EMPLOYEE

	By:	/s/ Garth Boehm
Garth Boehm, Ph.D.
530 Mountain Avenue
Westfield, NJ 07090

EXHIBIT A

ACURA PHARMACEUTICALS, INC.
STOCK OPTION AGREEMENT

ACURA PHARMACEUTICALS, INC., a New York corporation (the "Company"), hereby grants Garth Boehm, Ph.D. (the "Optionee"), an option (the “Option”) to purchase Ninety-Six Thousand (96,000) shares (the "Shares") of the Company's common stock,$.01 par value per share ("Common Stock"), at the exercise price set forth in Paragraph 2 hereof, and in all respects subject to the terms, definitions and provisions of the Company’s 2008 Stock Option Plan, as amended (the "Plan"), and incorporated herein by reference.  Terms not defined herein shall have the meanings set forth in the Plan.  In the event of any conflict, between the terms of this Agreement and the Plan, the terms of the Plan shall control.

1.      NATURE OF OPTION.  This Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  To the extent the limits of Code Section 422(d) are exceeded, this Option shall be deemed a non-Incentive Stock Option.

2.      EXERCISE PRICE.  The exercise price of the Shares shall be $_______ per share of Common Stock subject to this Option, which is equal to the last sale price as reported by the NASDAQ Capital Market of the Common Stock on the trading day immediately preceding the Commencement Date (as defined in the Employment Agreement between the Optionee and the Company dated _________).

3.      VESTING AND EXERCISE OF OPTION.  This Option shall vest and be exercisable to the extent of Four Thousand (4,000) Shares on the last day of each calendar month commencing April 30, 2009.  This Option shall be exercisable by written notice as set forth in the Plan.

4.      RESTRICTIONS ON EXERCISE.  This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board.  As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5.      TERMINATION OF STATUS AS AN EMPLOYEE.  Except in the case of Optionee’s termination of employment due to disability (in which case Section 6 below shall govern) or due to death (in which case Section 9(e) of the Plan shall govern), if the Optionee ceases to serve as an Employee, he may, but only within the applicable time periods provided in his Employment Agreement with the Company, exercise this Option to the extent that he was entitled to exercise it at the date of such termination.  To the extent that he was not entitled to exercise this Option at the date of such termination, or if he does not exercise this Option within the time specified herein, this Option shall terminate.

6.      DISABILITY OF OPTIONEE.  Notwithstanding the provisions of Section 5 above, if the Optionee is unable to continue his employment with the Company as a result of his total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he may, but only within twelve (12) months from the date of termination of employment due to such disability, exercise this Option to the extent he was entitled to exercise it at the date of such termination.  If he does not exercise this Option (which he was entitled to exercise) within the time specified herein, this Option shall terminate.

7.      TERM OF OPTION.  This Option may not be exercised more than ten (10) years from the Grant Date of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

8.      ACCEPTANCE OF PROVISIONS.  The execution of this Option Agreement by Optionee shall constitute Optionee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Option Agreement.

9.      NOTICES.  All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested.  All such notices or communications to the Company shall be addressed to the attention of its Chief Financial Officer, at its then administrative office, and to Optionee at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.

10.    GOVERNING LAW.  This Option shall be governed by and construed in accordance with the laws of the State of New York, except to the extent pre-empted by federal law.

11.    MISCELLANEOUS.  This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter, and this Agreement cannot be changed except by a writing executed by both parties.  All pronouns and any variations thereof used herein refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

DATE OF GRANT:  [May 4, 2009]

ACURA PHAMACEUTICALS, INC.

By:
Peter A. Clemens
SVP and Chief Financial Officer

Acknowledgment and Acceptance of Optionee

The Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions of the Plan.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions or disputes arising under the Plan.

Garth Boehm, Ph.D.
530 Mountain Avenue
Westfield, NJ 07090

EXHIBIT B

ACURA PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant	Garth Boehm, Ph.D.
RSUs Granted	Twenty-Four Thousand (24,000)
Award Date	[May 4, 2009]
Vesting Schedule	One Thousand (1,000) RSUs shall vest on the last day of each calendar month beginning April 30, 2009

This agreement (the “RSU Agreement”) is between ACURA PHARMACEUTICALS, INC., a New York corporation (the “Company”) and the participate named above (the “Participant”), and is made in accordance with the Company's 2005 Restricted Stock Unit Award Plan as amended (the “Plan”).

WITNESSETH

WHEREAS, pursuant to the Plan, the Company has granted to the Participant for services to be rendered to the Company, effective as of the Award Date, a restricted stock unit award (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of services to be rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.  Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.  Grant.  Subject to the terms of this RSU Agreement and the Plan, the Company hereby grants to the Participant an Award for the aggregate number of Restricted Stock Units (the “RSUs”) set forth above.

3.  Vesting.  The Award shall vest and become nonforfeitable with respect to the applicable portion of the total number of RSUs comprising the Award (subject to adjustment under Section 10 of the Plan), as described in the Vesting Schedule above, subject to earlier acceleration or termination as provided in Sections 5 and 7 of the Plan.  In addition to acceleration of vesting of the Award upon the occurrence of any events providing for acceleration of vesting under Section 5(c) of the Plan, the Award shall fully and immediately vest and become nonforfeitable if the Participant terminates his employment with the Company for “Good Reason” as such term is defined in the Participant’s Employment Agreement with the Company dated March _____, 2009.  Except as provided in this Section and in Section 5(c) of the Plan, the Participant’s RSUs shall be forfeited to the extent such RSUs have not become vested upon the date the Participant’s services as an employee terminates.  Except as otherwise provided in the Plan, the Vesting Schedule above requires the Participant’s full time continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement.

4.  Plan.  The Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference.  Unless otherwise expressly provided in this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any additional rights in the Participant not expressly set forth in this Agreement.  If there is any conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern.  The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by its terms.

IN WITNESS WHEREOF, the parties have executed this RSU Agreement as of the Award Date first above written.  By the Participant’s execution of this RSU Agreement, the Participant agrees to the terms and conditions of this RSU Agreement and of the Plan.

ACURA PHARMACEUTICALS, INC.		PARTICIPANT

By:		By:
	Peter A. Clemens		Garth Boehm, Ph.D.
	SVP and Chief Financial Officer		530 Mountain Avenue
Westfield, NJ 07090